Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Media: Maura Payne (336) 741-6996	David Howard (336) 741-3489	RAI 2014-12

Reynolds American confirms discussions

about possible business combination

WINSTON-SALEM, N.C. – July 11, 2014 – In response to United Kingdom disclosure obligations, today Imperial Tobacco PLC issued an announcement describing certain discussions among Imperial, Reynolds American Inc. and Lorillard, Inc.

Reynolds American (NYSE: RAI) confirms that it is in discussions with Lorillard regarding a possible acquisition of Lorillard. The discussions are consistent with RAI’s strategy of considering a variety of options to enhance shareholder value. British American Tobacco (BAT), RAI’s largest shareholder, is participating in these discussions. If the transaction proceeds, BAT expects to support the transaction by subscribing for additional shares in RAI and would maintain its existing 42% equity position in RAI. Imperial is also involved in these negotiations as a possible purchaser of brands and other assets from Lorillard and RAI.

There is no assurance that any agreement will be reached by any of the parties. Unless circumstances dictate otherwise, RAI does not intend to comment further on these matters.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the U.S.: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the U.S.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.